UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2009

SUNESIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware	000-51531	94-3295878
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2009 Bonus Program

On May 8, 2009, the Board of Directors (the “Board”) of Sunesis Pharmaceuticals, Inc. approved our 2009 Bonus Program (the “2009 Bonus Program”). The 2009 Bonus Program provides our executive officers and other eligible employees the opportunity to earn cash bonuses based on the level of achievement during the balance of 2009 and the first quarter of 2010 by us of certain corporate objectives (the “Corporate Objectives”) and by each participant of certain individual performance objectives (the “Individual Objectives”).  A participant must remain an employee through the payment date under the 2009 Bonus Program to earn a cash bonus.

The Board, with input from the Compensation Committee of the Board (the “Compensation Committee”), shall approve the Corporate Objectives and assign a weighting to each such objective.  In addition to such Corporate Objectives as the Board may set, the 2009 Bonus Program provides that the closing of a financing or corporate transaction with net proceeds of a specified amount (a “Qualifying Transaction”) on or before March 31, 2010 shall be a threshold Corporate Objective. If a Qualifying Transaction does not occur prior to March 31, 2010, no cash bonuses will be earned under the program.

The Compensation Committee shall set the Individual Objectives of our chief executive officer, as well as the Individual Objectives of the remaining executive officers based on the recommendations of the chief executive officer.  The Individual Objectives of non-executive participants shall be set by each participant’s immediate supervisor.

Each eligible participant in the 2009 Bonus Program may receive a cash bonus in an amount up to a specified percentage of such participant’s annual base salary earned in 2009 (the “Bonus Targets”).  Under the 2009 Bonus Program, the Bonus Targets range from 25% to 40% of a participant’s 2009 base salary for Vice President level employees and above and from 6% to 20% of a participant’s 2009 base salary for other participants.  The bonus target percentage and bonus target amount for each of our named executive officers are as follows:

Named Executive Officer	Bonus Target Percentage	Bonus Target Amount
Daniel N. Swisher, Jr. President and Chief Executive Officer	40%	$162,000

Eric H. Bjerkholt Senior Vice President, Corporate Development and Finance, Chief Financial Officer and Corporate Secretary	30%	$102,000

The Compensation Committee shall determine the degree to which the Corporate Objectives have been met after receiving the analysis and recommendations of management.  Based on such determination, the Compensation Committee will adjust these Bonus Targets.

The Compensation Committee shall also determine the level of achievement of the Individual Objectives by our chief executive officer based on its evaluation of the chief executive officer’s achievements and by the remaining executive officers based on the recommendations of the chief executive officer.  Achievement of the Individual Objectives by non-executive participants shall be determined by the executive committee with input from team leaders, department heads or supervisors, as appropriate.

There is no set formula for determining the amount of bonus earned under the 2009 Bonus Program based on the achievement of the Corporate and Individual Objectives.  Rather, the Compensation Committee will exercise its discretion in determining the amount of cash bonus actually earned, which determination will be final and binding.  Payment under the 2009 Bonus Program is expected to occur in the second quarter of 2010 on such date as determined by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: May 14, 2009
	By:	/s/ Eric H. Bjerkholt
Eric H. Bjerkholt
Senior Vice President, Corporate Development and Finance, Chief Financial Officer and Corporate Secretary